SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Talbots, Inc.

(Name of Registrant as Specified In Its Charter)

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April 22, 2004

ANNUAL MEETING OF SHAREHOLDERS

May 27, 2004

Dear Shareholder:

      It is a pleasure for us to extend to you a cordial invitation to attend the 2004 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 9:00 a.m. on Thursday, May 27, 2004 at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

      Your vote at the Annual Meeting is important to Talbots and we ask you to vote your shares by following the voting instructions in the enclosed proxy.

      We look forward to seeing you at the Annual Meeting.

Sincerely,

ARNOLD B. ZETCHER
Chairman, President and Chief
Executive Officer

THE TALBOTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2004

To Talbots Shareholders:

      The Annual Meeting of Shareholders of The Talbots, Inc. will be held at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts, on Thursday, May 27, 2004, at 9:00 a.m., for the following purposes:

1.	To elect nine directors.

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the 2004 fiscal year.

3.	To act upon such other business as may properly come before the Annual Meeting.

      Shareholders of record at the close of business on April 8, 2004 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

RICHARD T. O’CONNELL, JR.
Secretary

April 22, 2004

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

THE TALBOTS, INC.

One Talbots Drive
Hingham, Massachusetts 02043
www.talbots.com

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2004

PROXY STATEMENT

      This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the “Company” or “Talbots”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Thursday, May 27, 2004, at 9:00 a.m., at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts and at any postponement or adjournment (the “Annual Meeting”). At the Annual Meeting, shareholders are being asked to vote on (1) the election of nine directors, and (2) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2004 fiscal year.

      This Proxy Statement, Notice of Annual Meeting and proxy are first being mailed to shareholders on or about April 22, 2004.

GENERAL

      The holders of shares of Common Stock of the Company of record at the close of business on April 8, 2004 are entitled to vote such shares at the Annual Meeting. On April 8, 2004, there were 57,027,315 shares of Common Stock outstanding.

      The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting.

      Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

      Under NYSE rules, certain proposals, such as the election of directors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals, such as proposals on equity compensation plans, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

      Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted (i) for the election of the Board of Directors’ nominees for director, and (ii) for the ratification of the appointment of the independent auditors. With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

      If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this Proxy Statement, we were not aware of any matters that are to be presented at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2004.

      Shareholders may vote by using one of three alternative methods:

(1)	by completing and mailing the proxy card; or

(2)	via the Internet, by going to the website http://www.eproxyvote.com/tlb and following the instructions for Internet voting on the proxy card; or

(3)	over the telephone, by dialing 1-877-PRX-VOTE (1-877-779-8683) and following the instructions for telephone voting on the proxy card.

      Shareholders may vote by completing and mailing the proxy card. A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

      If a person is a participant in the Company’s 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

      This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is called “householding,” potentially provides convenience for shareholders and cost savings for the Company. The Company and certain brokers may deliver only one copy of the annual report and proxy statement unless contrary instructions have been received from the affected shareholders. Once you have received notice from the Company or your broker that a single copy of the annual report and proxy statement will be delivered, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the annual report and proxy statement, or if you are receiving multiple copies of the annual report and proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. To notify the Company, you may write, call or e-mail Talbots Investor Relations Department, One Talbots Drive, Hingham, Massachusetts 02043, telephone 781-741-4500 or e-mail investor.relations@talbots.com. You may also access a copy of Talbots annual report and proxy statement on the Investor Relations section of the Company’s website, www.talbots.com. The information contained on the website is not incorporated by reference in or otherwise considered to be part of this document.

      A majority of the outstanding shares of the Company’s Common Stock is owned by Aeon (U.S.A.), Inc., a Delaware corporation (“Aeon USA”), which is a wholly owned subsidiary of Aeon Co., Ltd., a Japanese retail conglomerate (“Aeon”). Aeon USA has advised the Company that it will vote its shares for the election of the nominees for director named in this Proxy Statement and for the ratification of the appointment of the independent auditors.

ITEM 1. ELECTION OF DIRECTORS

      General. The Board of Directors proposes the election of nine nominees as directors of the Company. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.

      Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast in determining the plurality required to elect directors. The Board of Directors recommends that shareholders vote for such nominees for director.

      Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company.

ARNOLD B. ZETCHER

      Mr. Zetcher, 63, is Chairman of the Board, President and Chief Executive Officer of the Company. He joined the Company as President in 1987. He has been President, Chief Executive Officer and a Director of the Company since 1988 and assumed the additional position of Chairman of the Board in 2000. Mr. Zetcher was Chairman and Chief Executive Officer of John Breuner Company, a home furnishings division of BATUS, and prior to that, Chairman and Chief Executive Officer of Kohl’s Food Stores, another BATUS division. Mr. Zetcher also served as Chairman and Chief Executive Officer of Bonwit Teller in New York and served in various capacities during his 10 years with Federated Department Stores. Mr. Zetcher also serves as Chairman of the Board of the National Retail Federation and Chairman of its Executive Committee.

JOHN W. GLEESON

      Mr. Gleeson, 57, was appointed a Director of the Company in April 2004. He has been Senior Vice President and Treasurer of Walgreen Co. since January 2004 and Treasurer since 2002. From 2000 to January 2004, Mr. Gleeson was Vice President, Corporate Strategy of Walgreen Co. He also served as the Divisional Vice President, Marketing Systems and Services of Walgreen Co. from 1992 to 2000. Mr. Gleeson first joined Walgreen Co. in 1962. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. Mr. Gleeson is a member of the Corporate Governance and Nominating Committee.

ELIZABETH T. KENNAN

      Ms. Kennan, 66, was elected a Director of the Company in 1993. Ms. Kennan is a Partner in Cambus-Kenneth Farm, LLC. Ms. Kennan was the President of Mount Holyoke College from 1978 to 1995, at which time she became President Emeritus, and served as President of Five Colleges Incorporated from 1985 to 1994. Ms. Kennan also serves as Lead Director and was the Interim Chair from December 2003 to April 2004 of the Board of Northeast Utilities and is a Trustee of The Putnam Funds. Ms. Kennan is Chairperson of the Audit Committee and of the Compensation Committee.

YOICHI KIMURA

      Mr. Kimura, 59, was elected a Director of the Company in 2000. He is Senior Vice President and Chief Financial Officer of Aeon as well as a Director of Aeon. Mr. Kimura was Executive General Manager, International Division of Aeon from 1999 to 2001. He was Chief Financial Officer and a Director of Aeon from 1998 to 1999 and General Manager, International Credit Supervision Division of The Dai-Ichi Kangyo Bank, Ltd. from 1994 to 1998. Mr. Kimura is a member of the Compensation Committee.

MOTOYA OKADA

      Mr. Okada, 52, was elected a Director of the Company in 1993. Mr. Okada has been President of Aeon since 1997 and was Senior Managing Director of Aeon from 1995 to 1997. Mr. Okada also served as Managing Director of Aeon from 1992 to 1995 and as a Director of Aeon from 1990 to 1992. Mr. Okada was President of Talbots Japan Co., Ltd., a subsidiary of Aeon, from 1990 to 1997. Mr. Okada is a member of the Corporate Governance and Nominating Committee.

GARY M. PFEIFFER

      Mr. Pfeiffer, 54, was appointed a Director of the Company in April 2004. He has been Senior Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company since 1997 and Interim President of INVISTA, formerly DuPont Textiles & Interiors, since January 2004. Mr. Pfeiffer first joined E. I. du Pont de Nemours and Company in 1974. He also serves as a Director of INVISTA. Mr. Pfeiffer is a member of the Audit Committee.

SUSAN M. SWAIN

      Ms. Swain, 49, was elected a Director of the Company in 2001. She is Executive Vice President and Co-Chief Operating Officer of C-SPAN, which she joined in 1982, and has held positions of increasing responsibility including Senior Vice President, Vice President of Corporate Communications, Producer and Associate Producer. Ms. Swain also serves as an officer of National Cable Satellite Corporation, and as a Director of the C-SPAN Education Foundation, Cable in the Classroom, Inc. and the National Press Foundation. Ms. Swain is Chairperson of the Corporate Governance and Nominating Committee and a member of the Audit Committee and the Compensation Committee.

TOSHIJI TOKIWA

      Mr. Tokiwa, 64, was elected a Director of the Company in 2000. He is Chairman of Aeon. Mr. Tokiwa was President and Chief Executive Officer of Chuo Real Estate Co., Ltd. from 1996 to 2000, Senior Managing Director of The Dai-Ichi Kangyo Bank, Ltd. from 1995 to 1996, and Director and General Manager, New York Branch, of The Dai-Ichi Kangyo Bank, Ltd. from 1993 to 1995.

ISAO TSURUTA

      Mr. Tsuruta, 54, was elected a Director of the Company in 1999. He is Executive Vice President and General Manager of Aeon USA. Mr. Tsuruta was Senior Vice President of Aeon USA from 1996 to 2000 and Vice President and Deputy General Manager of Aeon USA from 1990 to 1996.

      Director Compensation. Each non-employee director receives an annual retainer of $28,000 plus expenses. The chairperson of each Board committee receives an additional annual retainer of $5,000. Also, each year, directors who are not employees of the Company receive options to purchase between 8,000 and 10,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the

Common Stock as of the grant date. In addition, each director who is not an employee of the Company can elect to receive either a grant of 414 shares of Common Stock or the cash equivalent based on the Company’s stock price on the date of grant. Each outside director newly appointed to the Board also receives an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the grant date. Mr. Zetcher does not receive any separate compensation for his services as Chairman of the Board.

Corporate Governance

      General. Talbots is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices. The Company’s corporate governance practices are regularly and actively reviewed and evaluated by the Board of Directors and the Corporate Governance and Nominating Committee. This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies. Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

      Board and Committee Meetings. In fiscal 2003, the Board held four meetings, the Audit Committee held seven meetings, the Compensation Committee held two meetings, and the Corporate Governance and Nominating Committee held three meetings. Each director standing for re-election attended 100% of the meetings of the Board and of the Committees of which he or she was a member.

      Board Independence and Composition. The Board determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director, not merely from the director’s standpoint but also that of persons or organizations with which the director has an affiliation. In making its independence determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company.

      The Board has reviewed all relationships between each outside director and the Company. The Board complies with the categorical independence criteria established by the NYSE for determining director independence and with the independence standards of the SEC for determining the independence of all Audit Committee members, and has adopted each of these categorical criteria and standards as its own categorical standards for determining director independence.

      Based on this review, the Board has affirmatively determined that John W. Gleeson, Elizabeth T. Kennan, Gary M. Pfeiffer and Susan M. Swain are all independent directors.

      Controlled Company Exemption. Talbots is a controlled company under Section 303A of the NYSE rules as a result of a majority of its outstanding shares of Common Stock being owned by Aeon USA. As a controlled company Talbots is exempt from the requirements of Sections 303A.01 (board of directors required to be comprised of a majority of independent directors), 303A.04 (nominating/corporate governance committee required to be comprised entirely of independent directors) and 303A.05 (compensation committee required to be comprised entirely of independent directors) of the NYSE rules. Nevertheless, the Talbots Board has voluntarily established:

•	a nominating/corporate governance committee comprised of all non-management directors, and a committee charter satisfying the applicable NYSE requirements; and

•	a compensation committee comprised of all non-management directors, and a committee charter satisfying the applicable NYSE requirements.

      Executive Session of Non-Management Directors; Presiding Director. The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the presiding director for these executive sessions. The presiding director is designated through an annual rotation among the independent directors in order of seniority of tenure on the Board. The initial presiding director will serve from this year’s Annual Meeting until the 2005 annual meeting of shareholders, with annual designations thereafter at the time of each annual meeting. The presiding director is responsible for coordinating the scheduling and agenda for executive sessions of the non-management directors and for such other duties and responsibilities as the non-management directors as a group designate. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session.

      Audit Committee. Ms. Kennan (Chairperson), Mr. Pfeiffer and Ms. Swain are the current members of the Audit Committee. Mr. Pfeiffer became a member of the Audit Committee upon his appointment to the Board in April 2004. The Board has determined that each member of the Audit Committee is independent in accordance with the NYSE listing standards, the Company’s Corporate Governance Guidelines and Section 10A-3 of the Securities Exchange Act. The Board has also determined that Mr. Pfeiffer qualifies as an “audit committee financial expert” in accordance with SEC rules.

      The Audit Committee assists the Board in the oversight of the Company’s financial reporting practices, internal controls and the audit process and oversees the quality, integrity and objectivity of the Company’s financial statements and the financial reporting by the Company.

      Compensation Committee. Ms. Kennan (Chairperson), Mr. Kimura and Ms. Swain are the current members of the Compensation Committee. The Compensation Committee is comprised entirely of non-management directors. Ms. Kennan and Ms. Swain are each independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.

      The principal responsibilities of the Compensation Committee are the determination of compensation for the Chief Executive Officer and the other senior officers of the Company including salary and incentive based compensation, determination of awards under and administration of the Company’s equity plans, and ongoing review, in conjunction with the Board of Directors, of the compensation practices of the Company with the goal of encouraging superior Company performance.

      Corporate Governance and Nominating Committee. Ms. Swain (Chairperson), Mr. Gleeson and Mr. Okada are the current members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of non-management directors. Ms. Swain and Mr. Gleeson are each independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.

      The principal responsibilities of the Corporate Governance and Nominating Committee are to regularly assess and provide recommendations to the Board concerning corporate governance policies and practices, to assess and make recommendations to the Board concerning the operation and performance of the various committees of the Board, and to identify, screen and make recommendations to the Board concerning potential director candidates.

      In identifying potential directors, the Committee seeks input from Board members and other sources in order that a variety of viewpoints are considered and acceptable candidates are identified. The Committee may also engage an independent search firm. The Committee determines which candidates are to be recommended to the Board for approval.

      Talbots directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, the Committee considers:

•	the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if applicable, whether the candidate would be considered an audit committee financial expert or independent under SEC and NYSE rules and any additional independence standards of the Company;

•	demonstrated character and reputation consistent with the image and reputation of Talbots;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a Talbots director.

      The Committee also considers such other factors as may be appropriate including the current composition of the Board and evaluations of prospective candidates.

      Shareholders wishing to submit a director candidate for consideration by the Committee should submit the recommendation to The Talbots, Inc. Corporate Governance and Nominating Committee, c/o Corporate Secretary/ Legal Department, One Talbots Drive, Hingham, Massachusetts 02043, in writing, not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the previous year’s annual meeting). The request is to be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Section 1.11 of the bylaws for shareholder nominations for director. The Committee may request additional background or other information.

      Messrs. Gleeson and Pfeiffer were appointed as directors by the Board in April 2004 and are standing for election by shareholders for the first time at this Annual Meeting. They were each recommended to the Board by the Committee after an extensive search which included an initial selection of candidates by a nationally recognized independent search firm retained by the Committee to assist it in identifying and evaluating potential candidates.

      Since going public in 1993 individual directors associated with Aeon USA, the majority shareholder, have held at least four positions on Talbots Board and the Committee anticipates that this will continue in the future. It is the policy of the Corporate Governance and Nominating Committee that all directors satisfy the above criteria for director.

      Committee Charters. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee each operate pursuant to a written charter adopted by the Board. Each Committee reviews its charter at least annually. Each charter is available at the “Investor Relations” section of the Company’s website located at www.talbots.com and is available in print to any shareholder who requests it. The Audit Committee Charter is also attached as Appendix A to this Proxy Statement. Information contained on the website is not incorporated by reference or otherwise considered part of this document.

      Corporate Governance Guidelines. Talbots is committed to high standards of corporate governance and ethical behavior. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted Talbots Corporate Governance Guidelines to assist the Board in providing experience, strategic guidance and oversight to the Company and its shareholders.

      The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, meetings of the Board, Board composition and selection, director responsibilities, term limits, agenda for Board meetings, executive sessions, director orientation and continuing education, related party transactions review, legal compliance policies, strategic planning, types and composition of Board committees, Board and committee authority to engage independent advisors, director access to management, director compensation, management evaluation, management succession planning, and Board and committee evaluations. The Guidelines are available at the “Investor Relations” section of the Company’s website located at www.talbots.com and are also available in print to any shareholder who requests them.

      Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics which applies to the Company’s chief executive officer, principal financial officer and principal accounting officer as well as all other Company officers, directors and associates. The Code addresses conflicts of interest, use of Company assets, fair dealing and competition, accurate record keeping, financial disclosure, and compliance with applicable laws, rules and regulations. The Code is available at the “Investor Relations” section of the Company’s website located at www.talbots.com. The Code is also available in print to any shareholder who requests it. The Company will disclose at such website location any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to the chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director.

      Shareholder Communications Process; Director Attendance Policy. Information regarding the Company’s process for shareholders to communicate with the Board of Directors or with the presiding director and the manner in which such communications are forwarded is available at the “Investor Relations” section of the Company’s website located at www.talbots.com. It is the Company’s policy that directors should endeavor to attend all annual meetings. All of the nominees for election at the 2003 Annual Meeting of Shareholders attended that meeting.

Report of the Audit Committee

      General Responsibilities. The Audit Committee assists the Board in fulfilling its oversight of:

•	the Company’s financial reporting process and the integrity of the Company’s financial statements and financial reporting;

•	the Company’s internal control environment, systems and performance;

•	the qualifications, independence and performance of the Company’s independent auditors; and

•	the performance of the Company’s internal audit staff.

      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Deloitte & Touche LLP, annually performs an independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

      The Audit Committee reviews with the Company’s independent auditors the results of its audit and of its interim quarterly reviews and the overall quality of the Company’s accounting policies. The Company’s independent auditors regularly update the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting. The Audit Committee also meets regularly with the Company’s independent auditors without management present.

      The Audit Committee also meets with Company management, without the Company’s independent auditors present, to discuss management’s evaluation of the performance of the independent auditors.

      The Audit Committee also meets regularly with the Company’s internal audit staff to discuss the Company’s internal audit process and the results of ongoing or recently completed internal audits.

      With respect to fiscal 2003, the Audit Committee:

•	reviewed and discussed the Company’s audited financial statements with Deloitte & Touche LLP and with management;

•	discussed with Deloitte & Touche LLP the scope of its services, including its audit plan;

•	reviewed the Company’s procedures and internal control processes designed to ensure accurate and fair financial reporting;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	reviewed the written disclosures and confirmation from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP their independence from management and the Company;

•	adopted procedures under which the Audit Committee reviews and pre-approves the audit and non-audit services performed by Deloitte & Touche LLP;

•	approved the audit and non-audit services provided during fiscal 2003 by Deloitte & Touche LLP; and

•	together with the Board of Directors, implemented various changes and actions in response to the requirements of the Sarbanes-Oxley Act, SEC regulations and the NYSE corporate governance standards, as they impact the Audit Committee, the financial reporting process and internal controls procedures.

      Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2003. The Audit Committee also evaluated and reappointed Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2004.

Audit Committee
of the Board of Directors

Elizabeth T. Kennan (Chairperson)
Susan M. Swain
Gary M. Pfeiffer*

*	Mr. Pfeiffer was first appointed as a member of the Audit Committee upon his appointment to the Board in April 2004. Mr. Pfeiffer did not participate in any of the matters identified in this Report and did not participate in the formal consideration by the Audit Committee of the 2003 consolidated financial statements of the Company, all of which preceded his appointment to the Audit Committee.

EXECUTIVE COMPENSATION

      Summary Compensation Table. The following table sets forth compensation information for the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation

					Restricted	Number of
				Other Annual	Stock	Securities	All Other
	Fiscal			Compensation	Award(s)	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(2)	($)(1)	Options(#)	($)(3)

Arnold B. Zetcher	2003	1,107,028	809,000	182,580	1,250,000	150,000	53,018
Chairman, President and	2002	1,064,450	628,900	349,161	—	200,000	56,960
Chief Executive Officer	2001	985,600	811,600	82,185	—	200,000	62,880

Harold B. Bosworth, Jr.	2003	475,000	256,900	—	625,000	75,000	3,641
Executive Vice President,	2002	319,000	104,700	—	—	106,000	2,490
Chief Merchandising	2001	274,078	125,400	—	—	46,000	5,727
Officer

Michele M. Mandell	2003	375,000	202,800	—	500,000	60,000	11,066
Executive Vice President,	2002	311,764	102,300	—	—	46,000	9,739
Stores and Kids	2001	291,368	124,400	—	—	46,000	8,169

Stuart M. Stolper	2003	388,753	173,400	—	312,500	35,000	18,704
Senior Vice President,	2002	373,801	122,700	—	—	46,000	18,687
Human Resources	2001	349,347	149,200	—	—	46,000	19,488

Edward L. Larsen	2003	369,597	152,200	—	312,500	35,000	10,712
Senior Vice President,	2002	358,832	108,700	—	—	46,000	8,933
Finance, Treasurer and	2001	338,521	139,400	—	—	46,000	6,907
Chief Financial Officer

(1)	The number and value of performance accelerated restricted stock (“PARS”) held at January 31, 2004 are: Mr. Zetcher, 50,000 shares, $1,625,000; Mr. Bosworth, 25,000 shares, $812,500; Ms. Mandell, 20,000 shares, $650,000; Mr. Stolper, 12,500 shares, $406,250; and Mr. Larsen, 12,500 shares, $406,250. The PARS are eligible for vesting at the end of three years based on Company return on net assets over that three year period measured against a peer group of companies, with full vesting at the end of five years subject to continued employment. Holders of the PARS are entitled to receive all declared dividends.

(2)	In 2002 the Audit Committee approved an executive security and travel policy which mandates for security reasons that the Chief Executive Officer use the Company’s fractionally-owned aircraft for personal as well as business travel. The Other Annual Compensation column above includes the net incremental cost for such mandated personal use of corporate aircraft after deduction for payments made by the Chief Executive Officer at first class airfare rates for personal travel. For fiscal 2003 and 2002 such incremental costs were $150,660 and $319,929, respectively. The amount in Other Annual Compensation for fiscal 2001 includes $49,082 for approved personal use of the fractionally-owned aircraft.

(3)	The amounts shown for each executive for fiscal 2003 represent Company contributions to the Company’s Retirement Savings Voluntary Plan and Supplemental Savings Plan.

      Option Grants in Last Fiscal Year. The table below shows information on stock option grants made to the following individuals during fiscal 2003.

      The potential realizable values shown in the following table are required by the SEC and are based on arbitrarily assumed annualized rates of stock price appreciation of five percent (5%) and ten percent (10%) over the full ten-year term of the options. These stated potential realizable values are not intended to forecast possible future appreciation. No benefit from the grant of stock options can be realized by optionees unless there is an appreciation in stock price, which will benefit all shareholders commensurately.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to			Stock Price Appreciation For
	Options	Employees	Exercise or		Option Term($)
	Granted	in Fiscal	Base Price	Expiration
Name	(#)(1)	Year	($/Sh)	Date	5%	10%

Arnold B. Zetcher	150,000	15.80	25.00	3/13/13	2,358,355	5,976,534
Harold B. Bosworth, Jr.	75,000	7.90	25.00	3/13/13	1,179,177	2,988,267
Michele M. Mandell	60,000	6.32	25.00	3/13/13	943,342	2,390,614
Stuart M. Stolper	35,000	3.69	25.00	3/13/13	550,283	1,394,525
Edward L. Larsen	35,000	3.69	25.00	3/13/13	550,283	1,394,525

(1)	Options become exercisable in one-third annual increments beginning one year from grant date.

      Option Exercises and Year-End Option Holdings. The following table shows information on option exercises during fiscal 2003 as well as fiscal 2003 year-end option holdings for the following individuals.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money
	on Exercise	Realized	Options at FY-End(#)		Options at FY-End($)
Name	(#)	($)	Exercisable/Unexercisable		Exercisable/Unexercisable

Arnold B. Zetcher	350,000	5,301,358	2,329,999/	350,001	31,812,813/	1,125,000
Harold B. Bosworth, Jr.	—	—	72,333/	158,001	288,509/	806,500
Michele M. Mandell	—	—	218,499/	106,001	3,390,703/	450,000
Stuart M. Stolper	—	—	179,400/	81,001	2,705,728/	262,500
Edward L. Larsen	23,400	379,031	245,999/	81,001	3,444,313/	262,500

      Retirement Benefits. The Company has a tax-qualified defined benefit plan for salaried employees that provides pensions payable at retirement to each eligible employee. The Company also has a supplemental retirement plan for certain of its salaried employees that provides generally for the payment of supplemental benefits equal to that portion of pension benefits earned under the terms of the pension plan for salaried employees in excess of certain statutory limits. The amount of an employee’s benefits depends on factors including final average compensation and years of credited service up to thirty years. Benefits vest after five years of service. The following table sets forth the aggregate estimated annual retirement benefits as of January 31, 2004 under the two plans.

PENSION PLAN TABLE($)

	Years of Credited Service

Remuneration	5	10	15	20	25	30

500,000	39,011	78,021	117,032	156,043	195,054	234,064
750,000	59,011	118,021	177,032	236,043	295,054	354,064
1,000,000	79,011	158,021	237,032	316,043	395,054	474,064
1,250,000	99,011	198,021	297,032	396,043	495,054	594,064
1,500,000	119,011	238,021	357,032	476,043	595,054	714,064
1,750,000	139,011	278,021	417,032	556,043	695,054	834,064
2,000,000	159,011	318,021	477,032	636,043	795,054	954,064
2,250,000	179,011	358,021	537,032	716,043	895,054	1,074,064
2,500,000	199,011	398,021	597,032	796,043	995,054	1,194,064

      The years of credited service under the two plans at January 31, 2004 for Mr. Zetcher, Mr. Bosworth, Ms. Mandell, Mr. Stolper and Mr. Larsen were 16, 7, 20, 26, and 13, respectively. Covered compensation under the pension plan and the supplemental retirement plan at February 1, 2004 for Mr. Zetcher, Mr. Bosworth, Ms. Mandell, Mr. Stolper and Mr. Larsen was $1,832,636, $470,098, $448,342, $511,821 and $448,014, respectively. Covered compensation under the two plans includes salary and bonus and any amounts deferred under any deferred compensation plan of the Company. Benefits set forth above are computed on the basis of a straight life annuity, payable at age 65, and are subject to deduction for any benefits paid or payable from a predecessor pension plan but are not subject to deduction for social security.

Employment Agreements and Change in Control Agreements

      Employment Agreement With Mr. Zetcher. The Company has an employment agreement with Mr. Zetcher which continues until the end of fiscal 2005 and is renewable for three year terms thereafter, unless at least six months prior notice of nonrenewal is given. Mr. Zetcher may not directly or indirectly engage in or carry on any business in competition with the principal business of the Company for a period of two years after the termination of employment with the Company if such termination was made by Mr. Zetcher without good reason or by the Company for cause.

      Mr. Zetcher’s agreement provides for his employment as President and Chief Executive Officer of the Company at a base salary to be reviewed annually. Mr. Zetcher is also eligible to receive a cash bonus each year pursuant to the Company’s Management Incentive Plan (“MIP”). Mr. Zetcher is also entitled to insurance, retirement and other benefits and to reimbursement of business expenses.

      Mr. Zetcher’s employment agreement also provides that if his employment is terminated by the Company without cause or by Mr. Zetcher for good reason, Mr. Zetcher will be entitled to a separation allowance in a single lump sum equal to twice the sum of (i) his annual base salary at the rate in effect at the time his employment was terminated and (ii) the annual bonus paid or payable to him for the last full fiscal year immediately prior to the date on which his employment was terminated. In addition, Mr. Zetcher would be entitled to benefits under the executive medical, dental, disability and life insurance plans of the Company for up to two years subsequent to termination. Mr. Zetcher would also have the right to exercise his vested stock options for a period of not less than three years from termination.

      In the event there is a change in control of the Company and within 24 months thereafter, Mr. Zetcher’s employment is terminated either by the Company without cause or by Mr. Zetcher for good reason, Mr. Zetcher would be entitled to an amount equal to (i) two times his annual base salary and the maximum bonus payable to him under the MIP in effect for the last full fiscal year prior to his termination date, (ii) the maximum bonus payable to him under the MIP for the year in which his employment was terminated, pro-rated for the portion of the year in which he was employed, and (iii) three times the present value of his accrued benefits under the Company’s supplemental retirement plan as of the date of termination. Any grant of restricted stock made to Mr. Zetcher will also provide for acceleration of vesting upon his termination of employment within 24 months after a change in control. Mr. Zetcher would also be entitled to insurance and other benefits for up to two years after termination.

      A change in control is defined generally to include significant changes in the stock ownership of the Company and certain changes in the Company’s Board of Directors. Good reason is defined generally to include reductions in duties or reporting responsibilities, unapproved relocations, reductions in base salary or other compensation or benefits, and material breaches of the agreement by the Company. Cause is generally defined to include failures to perform, felony conviction, certain conflicts of interest, repeated acts of material misconduct, and material breaches of the agreement by the executive.

      Other Employment Agreements and Change in Control Agreements. The Company also has an employment agreement with Mr. Bosworth under which the agreement continues until the end of fiscal 2005 and is automatically renewable for three year terms thereafter, unless at least six months prior notice of nonrenewal is given. Mr. Bosworth may not directly or indirectly engage in or carry on any business in competition with the principal businesses of the Company for a period of 18 months after the termination of employment with the Company if such termination is made by Mr. Bosworth without good reason or by the Company for cause.

      Mr. Bosworth’s agreement provides for his employment as Executive Vice President and Chief Merchandising Officer at a base salary to be reviewed annually but not below a base salary of $475,000 which was set at the beginning of the employment term. Mr. Bosworth is also eligible to receive a cash bonus each year pursuant to the Company’s MIP. Mr. Bosworth is also entitled to insurance, retirement and other benefits and to reimbursement of business expenses.

      Mr. Bosworth’s employment agreement also provides that if his employment is terminated by the Company without cause or by Mr. Bosworth for good reason, Mr. Bosworth will be entitled to a separation allowance in a single lump sum equal to one and one-half times the sum of (i) his annual base salary at the rate in effect on the date of termination and (ii) the annual bonus paid or payable to him for the immediately preceding fiscal year. In addition, Mr. Bosworth would be entitled to benefits under the executive medical, dental and life insurance plans of the Company for up to 18 months following the termination.

      In the event there is a change in control of the Company and within 12 months thereafter, Mr. Bosworth’s employment is terminated by the Company without cause, Mr. Bosworth would be entitled to an amount equal to one and one-half times the greater of (i) the sum of his annual base salary at the rate in effect on the date of termination and an amount calculated in accordance with the MIP or (ii) the sum of his annual base salary at the rate in effect on the date of termination and the annual bonus paid or payable to him for the immediately preceding year. Mr. Bosworth would also be entitled to insurance and other benefits for up to 18 months after termination.

      The Company also has a change in control agreement with each of the other named executive officers as well as with certain other officers. Under each agreement, if the Company terminates such officer’s employment without cause within 12 months following a change in control, the Company would pay to such officer an amount equal to the sum of such officer’s annual base salary at the rate in effect on the date of termination and an amount calculated in accordance with the MIP. In addition, each officer would be entitled to certain insurance and other benefits for up to one year after termination.

Report on Compensation of Executive Officers

Committee Responsibilities

      The Compensation Committee is responsible for establishing the compensation of the Chief Executive Officer and other executive officers of the Company and for establishing and administering the policies that govern the compensation to be paid to the Company’s executive officers. In 2003 the Compensation Committee retained a nationally recognized independent compensation consulting firm to assist it in reviewing and evaluating the compensation of the Company’s executive officers.

      With respect to fiscal 2003 the Compensation Committee:

•	established the specific financial performance goals for Mr. Zetcher, the Chairman, President and Chief Executive Officer of the Company, and each of the other executive officers under the Management Incentive Plan (“MIP”);

•	evaluated the performance of Mr. Zetcher and the other executive officers, and determined the annual salary of Mr. Zetcher and the other executive officers;

•	reviewed and approved fiscal 2003 equity awards for each executive officer; and

•	following the close of fiscal 2003, certified the level of achievement of the financial performance goals that had been established for fiscal 2003 for all executive officers and determined the fiscal 2003 annual incentive compensation award for Mr. Zetcher and for each of the other executive officers.

The Company’s Compensation Philosophy and Policy

      The overall objective of the Company’s executive compensation program is to attract, motivate and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management based on both Company performance and individual performance, in order to build and sustain value for shareholders. The creation of shareholder value is among Talbots primary financial objectives.

Compensation Comparisons and Targets

      In order to assess the general competitiveness of its overall pay structure for senior management, at regular intervals the Company obtains published data of compensation practices at other companies from independent compensation experts and trade group publications. From this published data the Company has historically compared positions of similar size, scope and complexity. The companies included in these published surveys have included both apparel and nonapparel companies (the “survey group”) and these companies have historically represented a broader range and not necessarily the same companies as included in the Dow Jones US Retailers Index set forth in the Performance Graph below.

      Generally, base salary increases are targeted such that annual base pay for the Company’s executives would be approximately at or near the 50th percentile range of base pay of the survey group for positions of similar size, scope and complexity. Base salary and annual incentive compensation together is targeted to be between the 50th and 75th percentile range of the survey group. Total compensation including base salary, annual incentive compensation and long-term equity compensation for the Company’s executives is generally targeted to be between the 75th and 90th percentile range of the survey group, depending upon whether the

Company achieves consistently strong financial performance and consistently strong shareholder return. A significant portion of an executive’s total compensation is tied to both annual and long-term financial performance of the Company and shareholder return.

2003 Compensation

      For fiscal 2003, the Company’s compensation program for its executive officers consisted of three basic components: base salary, annual incentive compensation, and equity based compensation.

      Base Salary. Base salary increases for fiscal 2003 for the Company’s executive officers other than Mr. Zetcher were initially recommended by Mr. Zetcher to the Compensation Committee based on his evaluation and assessment of each individual’s level of responsibility and performance over the previous year. Mr. Zetcher’s base salary increase for fiscal 2003 was established by the Compensation Committee by equal reference to Company financial performance and his individual performance in leading the Company.

      Management Incentive Plan. The Company believes that a substantial percentage of each executive officer’s compensation should be tied directly to the financial performance of the Company as well as to the executive’s individual performance. Annual incentive compensation for fiscal 2003 for executive officers including Mr. Zetcher was determined pursuant to the MIP. Cash incentive awards under the MIP are made annually to those management employees who are in certain position levels within the Company including all executive officers.

      Awards granted to executive officers pursuant to the MIP are based on a Company financial performance rating. For fiscal 2003 the financial performance goals were based on the Company’s net income. The Compensation Committee retains the discretion to reduce a computed award, but not to increase any award.

      Company target performance ratings for fiscal 2003 against the net income goals ranged from zero to 1.8. These ratings are then combined with the participant’s target incentive participation rate which is a percentage of base salary based on position level and for fiscal 2003 ranged from 33% of base salary for certain executive officers to 60% of base salary for Mr. Zetcher. The MIP awards for fiscal 2003 for the CEO and all other executive officers also reflect a reduction from maximum potential awards based on net income and individual performance. The fiscal 2003 MIP awards are set forth for the CEO and other named executive officers in the “Bonus” column of the Summary Compensation Table above.

      Equity Based Compensation. The Board of Directors and the Compensation Committee believe that stock ownership or its equivalent by management serves to align the interests of management with the interests of the Company’s shareholders. In fiscal 2003 the Compensation Committee established a long-term equity incentive program aimed at achieving long-term Company financial performance. The program consists of performance accelerated restricted stock combined with non-qualified stock options. The performance accelerated restricted stock is eligible for vesting at the end of three years measured against return on net assets over that three year period, with full vesting at the end of five years subject to continued employment. The non-qualified stock options under the program are granted at fair market value at the time of grant.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company does not believe that Section 162(m) deduction limits will apply in any material amount for fiscal 2003 and therefore the Company does not currently intend to change any compensation arrangements as a result of Section 162(m). The Company and the Compensation Committee will continue to review Section 162(m) matters.

Conclusion

      The Compensation Committee believes that the compensation provided to the Company’s executive officers is structured to promote high levels of individual and Company performance and to create the appropriate alignment among individual achievement, Company financial performance and the interests of the Company’s shareholders.

Compensation Committee
of the Board of Directors

Elizabeth T. Kennan (Chairperson)
Yoichi Kimura
Susan M. Swain

Performance Graph

      The following graph compares the percentage change in the cumulative total shareholders’ return on the Company’s Common Stock on a year-end basis, using the last day of trading prior to the Company’s fiscal year-end, from January 29, 1999 through January 30, 2004, with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Dow Jones US Retailers Index for the same period. Returns are indexed to a value of $100 and assume that all dividends were reinvested.

Comparison of Year-End Cumulative Total Return of Talbots,

S&P 500 Stock Index and Dow Jones US Retailers Index

	1/29/99	1/28/00	2/2/01	2/1/02	1/31/03	1/30/04

The Talbots, Inc.	100	127	391	271	197	250
Standard & Poor’s 500 Index	100	113	113	95	74	99
Dow Jones US Retailer Index	100	100	105	111	80	109

      Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of Ms. Kennan (Chairperson), Mr. Kimura and Ms. Swain. Mr. Zetcher, Chairman, President and Chief Executive Officer of the Company, was also a director of Revman Industries Inc., which was a subsidiary of Aeon USA prior to its sale in February 2003. Mr. Kimura is a director of Aeon and Aeon USA and is an officer of Aeon. Set forth below is a description of certain transactions between Talbots and certain Aeon entities during fiscal 2003.

      Certain Transactions with Related Parties. Beginning in 1995, the Company established a stock repurchase program under which the Company repurchases shares of its Common Stock from the open market from time to time. Concurrently with such open market purchases, Aeon USA has committed to participate in the Company’s stock repurchase program on a pro rata basis so as to maintain substantially the same percentage stock ownership of the Company between Aeon USA and the public shareholders. During fiscal 2003, a total of 1,020,718 shares were repurchased from Aeon USA. The price of the shares purchased from Aeon USA was equal to the weighted average price of the shares paid to the public shareholders and for fiscal 2003 ranged from $25.74 to $32.39.

      Talbots has an advisory services agreement with Aeon USA under which Aeon USA provides advice and services to Talbots with respect to strategic planning and other related issues concerning the Company and maintains a working relationship on behalf of the Company with Japanese banks and other financial institutions for which Aeon USA receives an annual fee of $250,000 plus expenses.

      The Company has a services agreement with Talbots Japan Co., Ltd. (“Talbots Japan”), a subsidiary of Aeon, under which the Company renders services, primarily in the merchandising and import operations areas as requested by Talbots Japan on a cost reimbursement basis. The Company also has made its merchandising and store management information systems available to Talbots Japan, for which the Company charges back to Talbots Japan all one-time and ongoing costs related to this arrangement. The amount billed by the Company to Talbots Japan in fiscal 2003 for such services and information systems was $837,493. Also in fiscal 2003, Talbots Japan purchased from the Company $15,557,302 of Talbots merchandise for sale in the Talbots Japan stores. Payment terms to Talbots Japan are net-180 days, however, simple interest accrues on amounts outstanding more than 30 days after the original invoice date. At January 31, 2004, $10,034,896 was due from Talbots Japan. The Company also incurs certain net expenses and performs certain administrative services from time to time in the course of its merchandising and sales relationship with Talbots Japan, which are not material in amount.

      In connection with the Company’s 1993 initial public offering, the Company, through its wholly owned subsidiary, The Classics Chicago, Inc. (“Classics Chicago”), purchased the Talbots trade name and certain other trademarks (the “Trademarks”) in all countries of the world (the “Territory”) excluding Australia, New Zealand, Japan, China and certain other Asian countries (the “Excluded Countries”) from Jusco (Europe) B.V. (“Jusco (Europe)”), which had been a subsidiary of Aeon, pursuant to a trademark purchase and license agreement. All rights of Jusco (Europe) have subsequently been transferred to Aeon. Under the trademark purchase and license agreement with Classics Chicago, Talbots also obtained the non-exclusive right, for a royalty equal to 1% of net catalog sales outside the Territory, to distribute catalogs bearing the Trademarks and to make catalog sales in the Excluded Countries. This catalog license may be terminated by Aeon at any time with four months prior written notice. Talbots Japan is the non-exclusive licensee of the Trademarks in Japan and the other Excluded Countries. Under the trademark purchase and license agreement, Aeon retains the right in its discretion to disapprove the assignment by Classics Chicago of rights in the Trademarks in the Territory to any party. This retained right may be purchased by Classics Chicago at its option should Aeon attempt to sell or otherwise transfer its retained right to a third party or should Aeon and its affiliates cease to own a majority of the Company’s voting stock. The purchase price to Classics Chicago of such retained right will be the lesser of the fair market value of such retained right on the date of exercise of the option or $2.0 million. Classics Chicago licenses the right to use the Trademarks to the Company and its other subsidiaries.

      Concurrently with the Company’s 1993 IPO, Aeon USA entered into a shareholder’s agreement with the Company pursuant to which the Company agreed, subject to certain limitations, to provide Aeon USA with one demand registration right per year, upon exercise of which the Company would be obligated to register under the Securities Act of 1933 and applicable state securities law, at the expense of Aeon USA, some or all of the Company’s Common Stock beneficially owned by Aeon USA. The agreement also provides that if the Company proposes to register shares of Common Stock under the Securities Act for its own account, Aeon USA will have a right to request that the Company register Aeon USA’s shares of the Company’s Common Stock. Aeon USA would bear the incremental cost of registering its shares in any such offering. The Company and Aeon USA would also indemnify each other against certain liabilities under the Securities Act in connection with any such registration.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of March 11, 2004. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.

Beneficial Owner	Number of Shares	Percent of Class

Aeon (U.S.A.), Inc. 520 Madison Ave New York, NY 10022	32,698,682	57.4%

Barclays Global Investors, NA(1) 45 Fremont St San Francisco, CA 94105	3,304,487	5.8%

(1)	Pursuant to a Schedule 13G filed on February 17, 2004 by Barclays Global Investors, NA on behalf of itself and various Barclays affiliates (collectively, “Barclays”), Barclays has sole voting power and sole dispositive power with respect to 2,921,957 shares.

      Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of March 11, 2004 by each director of the Company, each of the individuals listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. All persons listed below have sole voting and investment power with respect to such shares. No director or executive officer beneficially owns more than one percent of the total outstanding Common Stock except all directors and executive officers as a group and Mr. Zetcher who are deemed to own beneficially (including options currently exercisable and exercisable within 60 days) 8.53% and 4.68%, respectively, of the outstanding Common Stock.

	Number of		Number of
Name of Beneficial Owner	Shares(1)(2)	Name of Beneficial Owner	Shares(1)(2)

J.W. Gleeson*	—	A.B. Zetcher	2,783,626
E.T. Kennan	11,527	H.B. Bosworth, Jr.	180,011
Y. Kimura	15,999	M.M. Mandell	353,774
M. Okada	89,999	S.M. Stolper	288,025
G.M. Pfeiffer*	—	E.L. Larsen	328,332
S.M. Swain	29,999	All executive officers and directors
T. Tokiwa	15,999	as a group (19 persons)(3)	5,244,726
I. Tsuruta	21,999

*	Appointed to the Board in April 2004

(1)	The listed shares include shares subject to stock options exercisable currently or within 60 days of March 11, 2004, as follows: Mr. Zetcher, 2,513,333; Ms. Kennan, 9,999; Mr. Kimura, 15,999; Mr. Okada, 45,999; Ms. Swain, 29,999; Mr. Tokiwa; 15,999; Mr. Tsuruta, 21,999; Mr. Bosworth, 125,000; Ms. Mandell, 269,166; Mr. Stolper, 221,733; Mr. Larsen, 288,332; and all executive officers and directors as a group, 4,498,618.

(2)	Messrs. Kimura, Okada and Tokiwa are directors and officers of Aeon and/or Aeon USA and Mr. Tsuruta is an officer of Aeon USA. Each disclaims beneficial ownership of the Common Stock of the Company owned by Aeon USA and such shares are not included in their individual share ownership.

(3)	Includes 100 shares held by immediate family members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports regarding ownership of the Company’s Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that other than a gift of shares inadvertently filed late on Form 5 by Mr. Bosworth, all filings were timely made in fiscal 2003.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent auditors to make an examination of the accounts of the Company for the 2004 fiscal year. Deloitte & Touche LLP has served as the Company’s independent auditors since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

      The fees billed for services rendered by Deloitte & Touche LLP and its affiliates (collectively “Deloitte & Touche”), for fiscal 2003 and 2002 were as follows:

	2003	2002

Audit fees	$877,700	$815,700

Audit-related fees	$42,000	$40,000

Tax fees	$29,000	$177,369

All other fees	$59,067	$53,175

Total fees	$1,007,767	$1,086,244

(1) “Audit fees” consisted of fees for professional services performed for the audit of the Company’s annual financial statements and review of quarterly financial statements, and services that are normally provided by Deloitte & Touche in connection with certain statutory or regulatory filings or engagements.

(2) “Audit-related fees” consisted of fees for employee benefit plan audits.

(3) “Tax fees” consisted of fees for tax planning, compliance and advisory services.

(4) “All other fees” consisted primarily of fees for license renewal for tax return software and related charges.

      The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent auditors to the Company. The policy requires that all services to be performed by Deloitte & Touche, the Company’s independent auditors, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent auditors are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent auditors, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee. Since the May 6, 2003 effective date of the new SEC rules applicable to services provided by the independent auditors, each new engagement of Deloitte & Touche was approved in advance by the Audit Committee.

      Ratification of the appointment of the independent auditors for fiscal 2004 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against ratification.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Any proposal of a shareholder intended to be presented at the Company’s 2005 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company’s proxy statement, notice of meeting and proxy relating to the 2005 Annual Meeting, not later than December 23, 2004.

      The Company’s bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of shareholders of the Company. The bylaws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of the Company at the annual meeting. The bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. Under the bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the bylaws, a shareholder’s notice must also contain certain information specified in the bylaws.

      Shareholders, upon written request to the Investor Relations Department of the Company, One Talbots Drive, Hingham, Massachusetts 02043, may receive, without charge, a copy of the Company’s Annual Report on Form 10-K, including the financial statements, financial statement schedules and list of exhibits, required to be filed with the SEC for the 2003 fiscal year. The Company’s Annual Report on Form 10-K is also available without charge through the Company’s website, www.talbots.com.

OTHER MATTERS

      As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

Appendix A

The Talbots, Inc.

Audit Committee Charter

      The Audit Committee is appointed by the Board of Directors of The Talbots, Inc. (the “Company”) to assist the Board in monitoring:

•	The integrity of the financial statements of the Company.

•	The external auditor’s qualifications and independence.

•	The performance of the Company’s internal audit function.

•	The performance of the external auditors.

•	The Company’s compliance with legal and regulatory requirements.

Composition

      The Audit Committee shall consist of at least three (3) members of the Board of Directors. The members of the Audit Committee shall meet the education, independence and experience requirements of the New York Stock Exchange and applicable federal law. The members of the Audit Committee shall be appointed by the Board of Directors, on the recommendation of the Governance Committee. One of the members shall be appointed Audit Committee Chairperson.

Meetings

•	The Audit Committee shall meet as often as it determines, but not less frequently than four (4) times each year.

•	All Audit Committee members shall endeavor to attend each meeting, in person or via telephone or video conference.

•	Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes of meetings will be prepared.

•	The Audit Committee may request or invite any officer or employee of the Company, other directors, the external auditor, legal counsel or other persons to attend meetings of the Committee.

•	The Audit Committee shall meet, separately, with management, with the internal auditors, and with the external auditor, on a regular basis.

Authority

•	The Audit Committee has authority to:

•	Appoint, compensate and replace the external auditor.

•	Oversee the work of the external auditor.

•	Coordinate the resolution of any accounting or auditing issues brought to the Committee’s attention by management or the external auditor.

•	Pre-approve the terms of all audit and non-audit services provided by the external auditor.

•	Retain independent counsel, accountants, or others to advise the Audit Committee or assist in the conduct of any review or investigation.

•	Seek any information it requires from employees or other persons.

•	Meet with Company officers, employees, external auditors, legal counsel or other third parties, as necessary.

•	Conduct or authorize investigations into any matters within its scope of responsibility.

•	The Audit Committee may, when appropriate, delegate authority to one or more of its members or to one or more subcommittees.

Responsibilities

      The Audit Committee shall:

Financial Statement and Disclosure Matters

•	Review and discuss with management and with the external auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis (“MD&A”), and recommend to the Board whether the audited financial statements shall be included in the Company’s Form 10-K.

•	Review and discuss with management and with the external auditor the Company’s quarterly financial statements, including the MD&A, prior to the filing of its Form 10-Qs.

•	Discuss with management and with the external auditor any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles; any major issues as to the adequacy of the Company’s internal controls; the development, selection and disclosure of critical accounting policies and the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

•	Discuss with the external auditor any difficulties encountered in the course of their audit or review work.

•	Generally discuss with management the types of information to be disclosed or provided, the type of presentation to be made and the procedures management generally follows in preparing and issuing: (1) the Company’s earnings press releases and (2) financial information and earnings guidance provided to analysts and rating agencies.

•	Discuss with management and the external auditor the effect of regulatory and accounting initiatives brought to the Committee’s attention by management or the external auditor.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Discuss with the external auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Prepare all reports required by applicable SEC or NYSE rules, including reports required to be included in the proxy statement, annual report to shareholders or other filings or submissions.

Oversight of the Company’s Relationship with the External Auditor

•	Review the experience and qualifications of the senior members of the external auditor team.

•	Assess the independence of the external auditor, review all relationships between the external auditor and the Company and ensure compliance with all applicable federal and NYSE requirements and guidelines concerning the services of and the Company’s relationship with the external auditor.

•	Meet with the external auditor prior to the audit to discuss the planning and staffing of the audit.

•	Review and pre-approve the terms of all audit and non-audit services of the external auditor.

•	Review the performance of the external auditor.

•	At least annually, assess the external auditor’s internal quality control procedures.

•	Establish with management, policies that prohibit the hiring of employees or former employees of the external auditor who has provided audit, review or attest services for the Company during the two previous years in an accounting or financial oversight role, as defined by the SEC.

Oversight of the Company’s Internal Audit Function

•	Periodically review the functions, responsibility and performance of the senior internal audit executive.

•	Review significant reports to management prepared by the internal audit department and management’s responses.

•	Discuss with the external auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.

Compliance Oversight Responsibilities

•	Review with management and the Company’s senior internal audit executive compliance with all applicable legal and reporting requirements and the Company’s code of business conduct and ethics.

•	Review and, if appropriate, approve all material transactions with affiliated entities or other related parties.

•	Discuss with management and the external auditor any correspondence with regulators or governmental agencies which raise issues regarding the Company’s financial statements or accounting policies.

Procedures For Employee And Other Third Party Complaints And Inquiries

•	Establish and periodically review procedures for:

•	the receipt, retention and treatment of any complaints received by the Company concerning any accounting, internal controls, or auditing matters; and

•	the submission by any Company employee of any claims or concerns regarding questionable accounting or auditing matters.

•	Coordinate with the Company’s internal audit staff, which will be responsible for ensuring that any material claim or other communication concerning the foregoing matters is brought to the attention of the Chairperson of the Audit Committee.

Committee Administration

•	Provide regular reports to the Board.

•	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

•	Review annually the Audit Committee’s own performance.

Company Highlights for Fiscal 2003

*	Company net sales for fiscal 2003 increased 1.8% to $1,624.3 million.

*	Net income was $104.7 million, or 6.4% of net sales.

*	The Company opened 96 new stores and circulated approximately 47.1 million catalogs.

*	The Company achieved earnings per diluted share of $1.81.

*	The Company launched its Talbots Mens stores, opening 6 locations in fiscal 2003.

*	The Company increased its quarterly dividend from $0.09 to $0.10 per share, with 2003 being the ninth consecutive year with an increase in cash dividend payout.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZTLB42

PROXY

THE TALBOTS, INC. ANNUAL MEETING OF SHAREHOLDERS

May 27, 2004

This Proxy is Solicited on Behalf of the Board of Directors of The Talbots, Inc.

     The undersigned hereby appoints Edward L. Larsen, Stuart M. Stolper, and Richard T. O’Connell, Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of The Talbots, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The John Hancock Hotel & Conference Center, 40 Trinity Place, Boston, Massachusetts on May 27, 2004, at 9:00 a.m., and at any adjournment or postponement of such meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. PLEASE VOTE PROMPTLY.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to
http://www.eproxyvote.com/tlb

OR

Vote-by-Telephone
Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZTLB41

☒	Please mark votes as in this example.

1.	ELECTION OF DIRECTORS

To elect the following Nominees as Directors:

Nominees: (01) Arnold B. Zetcher, (02) John W. Gleeson, (03) Elizabeth T. Kennan, (04) Yoichi Kimura, (05) Motoya Okada, (06) Gary M. Pfeiffer, (07) Susan M. Swain, (08) Toshiji Tokiwa and (09) Isao Tsuruta

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐

For all nominee(s) except as written above

2.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

	FOR	AGAINST	ABSTAIN
To ratify the appointment of Deloitte & Touche LLP as independent auditors for the 2004 fiscal year.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

(Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature:	Date:	Signature:	Date: